News Release

Exhibit 99.1

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services, Inc. Announces Tender Offer and
Consent Solicitation for all of its 11 1/8% Senior Secured
Notes and 12 1/2% Senior Subordinated Notes

BATON ROUGE, Louisiana (May 25, 2006) – H&E Equipment Services, Inc. (“H&E Inc.”) (NASDAQ:HEES) today announced that it and its wholly-owned subsidiary, H&E Finance Corp. (“H&E Finance” and together with H&E Inc., the “Issuers”), have commenced a cash tender offer and consent solicitation for all $200 million of the Issuers’ outstanding 11 1/8% Senior Secured Notes due 2012 (the “Senior Secured Notes” — CUSIP No. 404085AB8), and all $53 million of the Issuers’ outstanding 12 1/2% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes” — CUSIP No. 404085AF9) (the “Notes”).

The total consideration for each $1,000 principal amount of the Senior Secured Notes and Senior Subordinated Notes tendered and accepted for purchase pursuant to the tender offer will be determined as specified in the Offer to Purchase and Consent Solicitation Statement of the Issuers, dated May 25, 2006 (the “Statement”), on the basis of a yield to the applicable first redemption date equal to the sum of (i) the yield (based on the bid side price) of the U.S. Treasury security specified in the Statement for each of the Notes, as calculated by Credit Suisse Securities (USA) LLC in accordance with standard market practice on the Price Determination Date, plus (ii) a fixed spread of 50 basis points.

The Price Determination Date will be June 7, 2006 (unless the Issuers extend the tender offer for any period longer than ten business days from the previously scheduled expiration date, in which case a new Price Determination Date will be established).

In connection with the tender offer, the Issuers are soliciting consents to certain proposed amendments to the indentures pursuant to which the Notes were issued, which would eliminate substantially all of the restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions of the indentures.

The Issuers are offering to make a cash consent payment of $30.00 per $1,000 principal amount of Notes (which is included in the total consideration for the Notes described above) to holders who validly tender (and do not withdraw) their Notes and deliver (and do not revoke) their consents prior to 5:00 p.m., New York City time, on June 6, 2006 (the “Consent Date”). No consent payments will be made in respect of Notes tendered and consents delivered after the Consent Date. Holders may not tender their Notes without delivering their consents, and may not deliver their consents without tendering their Notes.

The tender offer is scheduled to expire at Midnight, New York City time, on June 22, 2006, unless extended (the “Expiration Date”). Notes tendered prior to the Consent Date may not be withdrawn, and consents delivered prior to the Consent Date may not be revoked, after the Consent Date, except in the limited circumstances described in the Statement. Notes tendered and consents delivered after the Consent Date and prior to the Expiration Date may not be withdrawn or revoked, except in the limited circumstances described in the Statement.

Subject to satisfaction of the conditions to the tender offer, the Issuers currently expect to accept for purchase, and pay the total consideration (as to all Notes tendered prior to the Consent Date) and the tender offer consideration (which is the total consideration less the cash consent payment, as to all Notes tendered after the Consent Date) with respect to, all validly tendered Notes on a date (the “Payment Date”) promptly following the Expiration Date. On the Payment Date, the Issuers will also pay accrued and unpaid interest up to, but not including, the Payment Date on the Notes accepted for purchase.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the receipt of consents from the holders of at least a majority in principal amount of each series of the Notes and the consummation by H&E Inc. of one or more debt financings on terms satisfactory to H&E Inc. in an aggregate amount not less than $250 million and consent of the lenders under H&E Inc.’s senior secured credit facility. No assurance can be given that such new financing will be completed in a timely manner or at all or that such consent will be obtained.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co. Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (866) 387-1500 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement of the Issuers, dated May 25, 2006, and the related Consent and Letter of Transmittal.

H&E Inc. is one of the largest integrated equipment services companies in the United States with 48 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. H&E Inc. is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, H&E Inc. is a one-stop provider for its customers’ varied equipment needs. This full service approach provides H&E Inc. with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. H&E Inc. cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, H&E Inc. cannot assure you that the proposed transaction described above will be consummated on the terms H&E Inc. currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in H&E Inc.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.